Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

Barnwell Industries, Inc. Reports Earnings for the
Third Quarter and Nine Months Ended June 30, 2022
and the Declaration of a Cash Dividend

HONOLULU, HAWAII, August 12, 2022 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net earnings of $2,531,000, $0.25 per share, and $5,656,000, $0.59 per share, for the three and nine months ended June 30, 2022, respectively, as compared to net earnings of $4,978,000, $0.59 per share, and $4,706,000, $0.57 per share, for the three and nine months ended June 30, 2021, respectively.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report that our oil and natural gas revenues have more than doubled in both the three months and nine months ended June 30, 2022, as compared to the prior year periods.  This is due to higher prices for all products; oil, natural gas, and natural gas liquids increasing 71%, 137%, and 47%, respectively, for our third quarter as compared to the prior year’s quarter and 82%, 99%, and 59%, respectively, for our nine-month period as compared to the prior year’s nine-month period. At the same time our quarterly production of all petroleum products, oil, natural gas, and natural gas liquids increased 34%, 37%, and 117%, from last year’s quarter.  Our Oklahoma operations generated $840,000 (12%) and $2,796,000 (17%) of our oil and natural gas segment revenues for the three and nine months ended June 30, 2022, respectively, which is from shale oil wells that typically have steep production declines.

“The land investment segment’s performance declined as no lots were sold within Phase II of Increment I by the Kukio Resort Development Partnerships at Kaupulehu, North Kona, Hawaii, as compared to six lots in last year’s third quarter.  The Company did receive $385,000 in net cash distributions in our third quarter.  Additionally, in last year’s third quarter the Company recognized a $2,341,000 gain on termination of its post-retirement medical plan, there was no such gain this quarter.

“For the nine months ended June 30, 2022, as compared to last year’s nine months ended June 30, 2021, the increase in earnings was also largely due to oil and natural gas segment operating results which reported a $6,832,000 improvement to $8,121,000.  This was due to increases in production and prices in all products and partially to an asset impairment charge of $630,000 in the prior year period as compared to none in the current nine-month period.  The land investment segment had a $443,000 decrease in operating profit and a $1,626,000 decrease in earnings of affiliates due to lower real estate sales.  Contract drilling operating results also decreased $861,000 due to the completion of a significant drilling contract in the prior year period.  Additionally, in the prior year period, the Company recognized a $2,341,000 gain on termination of its post-retirement medical plan, whereas there was no such gain in the current year period.

“In the North Twining Unit (“NTU”) in which Barnwell holds a 29% interest, the two new wells that began production in our second fiscal quarter continue to perform strongly with a gross, pre-royalty, combined average over their 120 days of initial production of 408 barrels of oil, 80 barrels of natural gas liquids and 2,600 thousand cubic feet (“MCF”) of natural gas per day.

“A second drilling program consisting of four wells (1.16 net) in the NTU began in our third quarter.  Of these four, the first has been completed and began production in late July with very encouraging initial rates.  The next two wells have been drilled and are expected to be completed and online later this month and the fourth well is being drilled now to begin production in September. The Company’s cost for this program is estimated to be approximately $3,250,000.  Also, the operator of the NTU has identified potential additional drilling locations in addition to the current program.

“Barnwell’s 100% working interest well that was brought onstream in March 2022 has been cleaning up more slowly than expected with an initial production over its first 120 days of 440 MCF equivalent per day, consisting of 38 barrels of oil, 5 barrels of natural gas liquids and 195 MCF of natural gas per day.  Now that 100% of the load water has been recovered, oil rates from this well have recently started increasing, and wellhead compression will be added in the coming weeks to further increase rates.

“The Company’s liquidity remains strong as the Company ended the quarter with $12,339,000 in working capital, which includes $12,574,000 in cash and cash equivalents and as a result we are pleased to report that the Board of Directors has declared a cash dividend of $0.015 per share payable on September 6, 2022 to the holders of record as of the close of business on August 23, 2022 as well as suspending sales under our at-the-market offering program until further notice. ”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2022	2021	2022	2021

Revenues	$8,028,000	$5,114,000	$20,161,000	$13,499,000

Net earnings attributable to Barnwell Industries, Inc.	$2,531,000	$4,978,000	$5,656,000	$4,706,000

Net earnings per share –
basic and diluted	$0.25	$0.59	$0.59	$0.57

Weighted-average shares and
equivalent shares outstanding:
Basic and diluted	9,956,687	8,398,001	9,657,532	8,317,440